Attachment 23 of CVM Instruction 481 of December 17, 2009.

Extraordinary and Annual General Meeting

to he held on April 8, 2015

A PUBLIC REQUEST FOR A POWER OF ATTORNEY

1. Inform the name of the company

BRF S.A. (“Company”).

2. Inform the matters for which the powers of attorney are being requested

The powers of attorney are requested to vote on matters in the agenda of the day published through the Convening Notice, dated February 26, 2015.

ANNUAL GENERAL MEETING

1.       To examine and vote the Management Report, Financial Statements and other documents with respect to the fiscal year ending December 31, 2014 and decide on the allocation of the results;

2.      To ratify the distribution of remuneration to the shareholders pursuant to the decision by the Board of Directors;

3.      To approve the number of 9 (nine) members to make up the Board of Directors pursuant to the provision in Article 16, caption sentence, of the Corporate Bylaws;

4.      To elect the Board of Directors;

5.      Pursuant to the provision in Paragraph 1, Article 16 of the Corporate Bylaws, to nominate the Chairman and Vice Chairman of the Board of Directors;

6.      To elect the members of the Fiscal Council.

EXTRAORDINARY GENERAL MEETING

  To set the annual and aggregate compensation for the members of management and the Fiscal Council for the fiscal year 2015 and to ratify the annual and aggregate compensation realized in 2014.

  To approve the amendment of (i) the Stock Options Plan; (ii) the Restricted Shares Plan.

Identify the individuals or legal entities that promoted, organized or defrayed the cost of the request for a power of attorney, if only partially, informing:

a. Name and address.

Company’s Management.

b. Since when a shareholder of the company.

Not applicable.

c. Number and percentage of shares for each type and class in their ownership.

Not applicable.

d. Number of shares taken on loan.

Not applicable.

e. Total exposure in derivatives benchmarked to shares of the company.

Not applicable.

f. Corporate, business or family relations existing or maintained during the past 3 years with the company or with parties related to the company, as defined in the accounting laws referencing this matter.

Not applicable.

4. Inform if any of the persons listed under item 3 as well as any their controlling shareholders, subsidiaries, affiliates or associated companies have a special interest in the approval of the matters for which the power of attorney is being requested, describing in detail the nature and extent of any such interest.

Not applicable.

5. Inform the estimated cost of the request for the power of attorney.

The Company estimates the cost for this public request for a power of attorney will be approximately R$ 10,000.00 (ten thousand reais), considering the costs of eventual publications of this Public Request for a Power of Attorney.

6. Inform if:

(a) the company has funded the request for a power of attorney; or

(b) the parties presenting it will seek the reimbursement of such costs from the company.

The Company will fund all the expenses pertaining to this request for a power of attorney.

7. Inform:

a. The address to which this power of attorney should be sent following signature; or

The powers of attorney should be delivered care of the Investor Relations area, Rua Hungria, 1,400 – 5th floor, CEP 01455-000, Jardim Europa, São Paulo (SP).

The shareholders should present the following documents:

a) Individual Shareholders (Natural Persons) (i) identification document with photograph; and (ii) a statement containing the respective shareholding participation issued by the financial institution responsible for custody;

b) Legal Entity Shareholders: (i) certified copy of the latest corporate bylaws or consolidated articles of association and corporate documentation granting powers of representation (i.e.: minutes of the election of the directors); (ii) identification document of the legal representative(s) with photograph; and (iii) statement containing the respective shareholding participation, issued by the financial institution responsible for  custody;

c) Investment fund shareholder: certified copy of the latest consolidated fund regulations and the corporate bylaws or articles of association of its fund administrator or manager, pursuant to CVM Instruction 522, and contingent on the fund’s voting policy as well as the corporate documentation granting powers of representation (minutes of election of the directors, term(s) of office and/or power of attorney);

d) Shareholders represented by proxy: In addition to the documents cited above, (i) a power of attorney with notarized signature, which should have been granted at least 1 (one) year previously to a proxy holder who is a shareholder, member of the company’s management or lawyer; (ii) identification document of the proxy holder with photograph. The corporate documentation which shall substantiate the powers of the legal representative (s) who granted the power of attorney in the name of the legal entity;

e) Foreign Shareholders: The foreign shareholders shall present the same documentation as the Brazilian shareholders with the exception that the corporate documents of the legal entity and the power of attorney shall be notarized and consularized; and

f) Holders of American Depository Shares – ADSs – the holder of ADSs shall be represented by The Bank of New York, in the position of depository institution pursuant to the “Deposit Agreement” signed with the Company.

Proxy instruments shall be received from March 16, 2015 to April 03, 2015 at 6:00 p.m.

b. If the company accepts powers of attorney over the worldwide web of computers, the instructions for the granting of the power of attorney

 The Company will also permit the sending of electronic powers of attorney via the www.proxyvoting.com.br platform for voting at the Meeting.

To access the electronic platform, it will be necessary to register and obtain an access login, the registration process and login being totally free of charge to the Shareholders.

b.1. Timeframe for Voting via the Platform:

Between March 16, 2015 and April 3, 2015 at 6:00 p.m..

b.2. E- mail address:

www.proxyvoting.com.br

b.3. Information for access to the Platform:

To request registration, the shareholder should call:

Mesquita Pereira Marcelino Almeida Esteves Advogados

Joyce Costacurta Pacheco

Telephone: +55 (11) 3156-2369

or

Paulo Brandão

Telephone: +55 (11) 3156-2363

Or request registration by e-mail: proxy@mpmae.adv.br